Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 5, 2024 with respect to the consolidated financial statements of Oddity Tech Ltd. included in the Registration Statement (Form F-1 No. 333-277850) and related Prospectus of Oddity Tech Ltd.

/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER
A Member of EY Global

Tel Aviv, Israel

March 14, 2024